Exhibit 99.1
KINDER MORGAN DECLARES $0.20 DIVIDEND AND ANNOUNCES RESULTS FOR THIRD QUARTER OF 2018

Leverage Target Achieved; Company Credit Ratings on Positive Outlook;
Expects to Exceed Financial Targets for the Year

HOUSTON, October 17, 2018 - Kinder Morgan, Inc. (NYSE: KMI) today announced that its board of directors approved a cash dividend of $0.20 per share for the third quarter ($0.80 annualized) payable on November 15, 2018, to common stockholders of record as of the close of business on October 31, 2018. KMI is reporting third quarter net income available to common stockholders of $693 million, versus $334 million in the third quarter of 2017; and distributable cash flow (DCF) of $1.1 billion, a 4 percent increase over the third quarter of 2017. KMI’s DCF number does not include the impact of the one-time gain on the sale of the Trans Mountain pipeline system. KMI continued to fund all growth capital through operating cash flows with no need to access capital markets for that purpose.
“The dividend we are declaring is once again a 60 percent increase from last year’s fourth quarter dividend, and is consistent with the plan KMI announced during the summer of 2017,” said Richard D. Kinder, Executive Chairman. “We made tremendous progress on our balance sheet and on developing attractive new projects during the quarter.”
“The third quarter was a momentous one for our company,” Chief Executive Officer Steve Kean noted. “We closed the Trans Mountain transaction on August 31 and then made a final investment decision on the Permian Highway Pipeline Project less than a week later. Our three-year campaign to strengthen KMI’s balance sheet reached an important milestone as we ended the quarter with an Adjusted Net Debt-to-Adjusted EBITDA ratio of approximately 4.6 times. Consistent with that achievement, all three ratings agencies have provided formal notification that our credit ratings are on positive outlook for an upgrade, and S&P announced they expect to raise our rating in January.”

Kean continued, “We are maintaining our planned substantial dividend increase and we have also revised our long-term leverage target from at or below 5.0 times to around 4.5 times, which is consistent with where we ended the quarter.”
KMI President Kim Dang said, “This quarter reinforced the importance of our interconnected natural gas transportation network as that segment accounted for a substantial portion of the growth in segment earnings versus the third quarter of 2017. We continue to benefit from strategically positioned fee-based assets that generate predictable cash flows and a network that provides our customers with unrivaled flexibility. We also made good progress during the third quarter on the Gulf Coast Express Project and began work on the Permian Highway Pipeline Project. Both of those projects take advantage of the unparalleled market access afforded by our existing network.”
Dang continued, “Once again we had very good commercial and operating performance. Our third quarter earnings per common share of $0.31 includes the one-time gain on the sale of the Trans Mountain system. We achieved distributable cash flow (DCF) of $0.49 per common share in the quarter, representing 4 percent growth over the third quarter of 2017. This resulted in nearly $650 million of excess DCF above our declared dividend.”
As noted above, KMI reported third quarter net income available to common stockholders of $693 million, compared to net income of $334 million for the third quarter of 2017, and DCF of $1,093 million, up 4 percent from $1,055 million for the comparable period in 2017. The increase in DCF compared to the third quarter of 2017 was due to greater contributions across nearly all business segments, partially offset by a reduction in Kinder Morgan Canada earnings resulting from the Trans Mountain sale as well as higher sustaining capital expenditures. Net income available to common stockholders for the third quarter of 2018 also benefited from the gain on the Trans Mountain sale. KMI’s project backlog for the third quarter stood at $6.5 billion, an approximately $250 million increase over the second quarter of 2018, with additions of just under $800 million in new projects, primarily in the Natural Gas Pipelines segment, partially offset by approximately $550 million in projects placed in service and other capital adjustments. Excluding the CO2 segment projects, KMI expects the projects in the backlog to generate an average capital-to-EBITDA multiple of approximately 5.4 times.
For the first nine months of 2018, KMI reported net income available to common stockholders of $998 million, compared to $1,072 million for the first nine months of 2017, and DCF of $3,457 million, up 5 percent from $3,292 million for the comparable period in 2017.

The increase in DCF was driven by greater contributions from all KMI business units, partially offset by a reduction in Kinder Morgan Canada earnings resulting from the sale of the Trans Mountain system and higher sustaining capital expenditures. Net income available to common stockholders was reduced by a $488 million unfavorable change in total Certain Items compared to the first nine months of 2017, as the gain on the sale of the Trans Mountain system was more than offset by an impairment taken in the previous quarter.

2018 Outlook
For 2018, KMI’s budget contemplates declared dividends of $0.80 per common share, DCF of approximately $4.57 billion ($2.05 per common share) and Adjusted EBITDA of approximately $7.5 billion. We currently expect to exceed those DCF and Adjusted EBITDA targets. KMI forecasts to invest $2.5 billion in growth projects during 2018, up $300 million from the budget, to be funded with internally generated cash flow without the need to access capital markets. KMI also expects to beat its budgeted leverage metric of a year-end Net Debt-to-Adjusted EBITDA ratio of approximately 5.1 times and expects to end the year with a ratio of 4.6 times, consistent with the current quarter (this ratio excludes the public share of the Kinder Morgan Canada Limited (KML) cash proceeds from the Trans Mountain transaction of approximately $0.9 billion).
The KML distribution of the Trans Mountain sale proceeds is expected to occur on January 3, 2019, after a special meeting of KML shareholders on November 29, 2018. KMI consolidates all of the proceeds on its balance sheet, but only owns an approximately 70 percent interest in KML. KMI plans to use its approximately $2 billion share of proceeds to pay down debt.
KMI does not provide budgeted net income attributable to common stockholders (the GAAP financial measure most directly comparable to DCF and Adjusted EBITDA) due to the impracticality of predicting certain amounts required by GAAP, such as ineffectiveness on commodity, interest rate and foreign currency hedges, unrealized gains and losses on derivatives marked to market, and potential changes in estimates for certain contingent liabilities.
KMI’s budgeted expectations assumed average annual prices for West Texas Intermediate (WTI) crude oil of $56.50 per barrel and Henry Hub natural gas of $3.00 per MMBtu, consistent with forward pricing during the company’s budget process. The vast majority of cash KMI generates is fee-based and therefore not directly exposed to commodity prices. The primary area where KMI has commodity price sensitivity is in its CO2 segment, with the majority of the segment’s next 12 months of oil and NGL production hedged to minimize this sensitivity. The segment is currently hedged for 35,459 barrels per day (Bbl/d) at $58.14/Bbl in 2018; 29,272 Bbl/d at $56.41/Bbl in 2019; 15,800 Bbl/d at $56.56/Bbl in 2020; 9,100 Bbl/d at $55.10/Bbl in 2021; and 3,300 Bbl/d at $57.02/Bbl in 2022.

Overview of Business Segments

“The Natural Gas Pipelines segment had another outstanding quarter. The segment’s financial performance for the third quarter of 2018 was 9 percent higher relative to the third quarter of 2017, said KMI President Kim Dang. “The segment benefited from continued increased activity across our Midstream gathering and processing assets, primarily Hiland, KinderHawk, and South Texas due to increased drilling and production in the Bakken, Haynesville and Eagle Ford basins. The transmission assets saw higher revenue on El Paso Natural Gas (EPNG) and Natural Gas Pipeline Company of America (NGPL) due primarily to increased Permian-related activity, on Tennessee Gas Pipeline (TGP) due to projects placed in service, and on Colorado Interstate Gas (CIG) due to growing DJ basin production.”
Natural gas transport volumes were up 4 billion cubic feet per day (Bcf/d) or 14 percent compared to the third quarter of 2017, driven by higher throughput on TGP due to power demand and projects placed in service; on NGPL due to power demand; on EPNG due to additional Permian capacity sales; on CIG due to growing DJ basin production; and on the Texas Intrastates (Kinder Morgan Texas Pipeline/Tejas) due to higher utilization and incremental contracts with shippers serving Mexico and the Texas Gulf Coast industrial markets. Natural gas gathering volumes were up 20 percent from the third quarter of 2017 due primarily to higher volumes on the KinderHawk system.
Natural gas is critical to the American economy and to meeting the world’s evolving energy needs. Objective analysts project U.S. natural gas demand, including net exports of liquefied natural gas (LNG) and net exports to Mexico, will increase by 39 percent to nearly 112 Bcf/d by 2027. Of the natural gas consumed in the U.S., about 40 percent moves on KMI pipelines. While a substantial majority of natural gas is consumed in industrial, commercial and residential heating uses, KMI expects future natural gas infrastructure opportunities over the next decade will also be driven by greater demand for gas-fired power generation across the country (expected to increase by 27 percent), LNG exports (expected to increase almost seven-fold), exports to Mexico (forecast to rise by 51 percent), and continued industrial development, particularly in the petrochemical industry.

“CO2 segment earnings were up 7 percent versus the second quarter of 2017 on increased volumes and strong NGL and CO2 prices. Third quarter 2018 combined oil production across all of our fields was up 2 percent compared to the same period in 2017 on a net to KMI basis, primarily due to increased volumes at our SACROC (up 4 percent) and Tall Cotton assets (up 28 percent), though Tall Cotton production was below plan. Third quarter 2018 net NGL sales volumes of 10.4 thousand barrels per day (MBbl/d) were up 8 percent compared to the same period in 2017. In total for the first nine months of 2018, oil production on a gross and net-to-KMI basis was up 2 and 3 percent respectively versus the comparable period in 2017,” Dang said. “The segment was also helped during the quarter by higher NGL and CO2 prices, as NGL prices were up 48 percent and CO2 prices up 12 percent compared to the same period last year. Our realized weighted average oil price for the quarter was essentially flat at $57.96 per barrel compared to $58.29 per barrel for the third quarter of 2017, given our hedge position as well as the increase in the Midland-Cushing differential. For the remainder of 2018 and 2019 we have substantially hedged the Mid-Cush differential.

“Terminals segment earnings were up 1 percent compared to the third quarter of 2017. Contributions from our liquids business, which accounts for approximately 81 percent of the segment total, were up 2 percent driven by storage capacity increases in key hubs along the Houston Ship Channel and Edmonton, Alberta, as well as the full-period impact of new-build Jones Act tankers delivered in 2017,” said Dang.  “These contributions were partially offset by the impact of contract expirations at certain of our crude-by-rail facilities in Edmonton and Houston, tank lease expenses at our Edmonton South Terminal following the sale of Trans Mountain, and continued softness in the New York Harbor refined products storage market, particularly at our Staten Island, New York location. Contributions from our bulk business were down 3 percent compared to the third quarter of 2017 with earnings impacted by certain asset divestitures and higher fuel and labor costs at our steel handling operations.”

“The Products Pipelines segment earnings were up 2 percent compared with third quarter 2017 performance due to contributions from the Cochin and Double H Pipelines, partially offset by reduced contributions from SFPP,” Dang said.

Total refined products volumes were up 2 percent for the third quarter versus the same period in 2017. Ethanol volumes for the quarter were up 9 percent while crude and condensate pipeline volumes were up 13 percent compared to the third quarter of 2017.

Kinder Morgan Canada contributions were down 36 percent in the third quarter of 2018 compared to the third quarter of 2017, largely due to the loss of September 2018 Trans Mountain earnings subsequent to the sale closing on August 31, 2018.

Other News

Natural Gas Pipelines

•
On Sept. 5, 2018, Kinder Morgan Texas Pipeline (KMTP) and EagleClaw Midstream Ventures (EagleClaw) announced a final investment decision to proceed with the Permian Highway Pipeline Project (PHP Project), having executed definitive joint venture agreements and securing sufficient long-term binding transportation agreements with shippers. Subsequently, the partners secured such agreements for all of the remaining pipeline capacity. The approximately $2 billion PHP Project is designed to transport up to 2.0 Bcf/d of natural gas through approximately 430 miles of 42-inch pipeline from the Waha, Texas area to the U.S. Gulf Coast and Mexico markets, and is expected to be in service in late 2020, pending regulatory approvals. KMTP and EagleClaw are the initial partners, each with a 50 percent ownership interest in the project, and Apache Corporation has the option to acquire equity from the initial partners. KMTP’s and EagleClaw’s ultimate ownership interest may vary between approximately 27 percent and 50 percent, depending on the exercise of ownership options held by anchor shippers. KMTP will build and operate the pipeline.

•
Construction continues on the Gulf Coast Express Pipeline Project (GCX Project). The first 9 miles of the Midland Lateral were placed in service in August 2018. Construction work on the remaining 40 miles of the lateral began in September, with an expected in-service date of April 2019. The GCX Project remains on schedule for a full in-service date of October 2019, pending regulatory approvals. The approximately $1.75 billion GCX Project is designed to transport approximately 2 Bcf/d of natural gas from the Permian Basin to the Agua Dulce, Texas area, and the project is fully subscribed under long-term, binding transportation agreements. KMTP will build, operate and own a 50 percent interest in the GCX Project, with DCP Midstream and an affiliate of Targa Resources each holding a 25 percent equity interest in the project. Apache Corporation, a shipper on the pipeline, has a right to purchase up to a 15 percent equity stake in the project from KMTP.

•
Construction continues on the nearly $2 billion Elba Liquefaction Project. The federally approved project at the existing Southern LNG Company facility at Elba Island near Savannah, Georgia, will have a total liquefaction capacity of approximately 2.5 million tonnes per year of LNG, equivalent to approximately 350 million cubic feet per day of natural gas. The project is supported by a 20-year contract with Shell. The first of 10 units is expected to be placed in service in the first quarter of 2019, with the remaining nine units to come online throughout 2019. Elba Liquefaction Company, L.L.C. (ELC), a KMI joint venture with EIG Global Energy Partners as a 49 percent partner, will own the liquefaction units and other ancillary equipment. Certain other facilities associated with the project are 100 percent owned by KMI. Additionally, construction is continuing as planned on the Elba Express Modification Project, which is adding upstream compression facilities on the Elba Express pipeline to provide feed gas for liquefaction. Phase II of this project was placed in service on Sept. 10 and the remainder of the project is expected to be placed in service in November 2018.

•
TGP has commenced partial service on its Broad Run Expansion Project and expects to place the full 200,000 Dth/d project in service by the end of October. This project and the already in-service Broad Run Flexibility Project provide Antero Resources a total of 790,000 Dth/d of 15-year firm capacity from a receipt point on TGP’s existing Broad Run Lateral in West Virginia to delivery points in Mississippi and Louisiana. Capital expenditures for the combined projects total approximately $800 million.

•
Construction continues on the approximately $240 million SNG Fairburn Expansion Project in Georgia (KMI share: $120 million). Work on the Fairburn Lateral is complete, and construction on the compressor station is nearing completion. The project, designed to provide approximately 350,000 Dth/d of incremental long-term firm natural gas transportation capacity into the Southeast market, is expected to be placed in service in November 2018. SNG is a joint venture equally owned by subsidiaries of KMI and Southern Company.

•
In October 2018, NGPL placed in service its approximately $176 million Gulf Coast Southbound Expansion Project (KMI share: $88 million). The current cost estimate is a significant reduction from the earlier estimate of $212 million. The project, which is fully subscribed under long-term contracts, is designed to transport 460,000 Dth/d of incremental firm transportation service from NGPL’s interstate pipeline interconnects in Illinois, Arkansas and Texas to points south on NGPL’s system to serve growing demand in the Gulf Coast area.

•
NGPL is proceeding with a second phase of its Gulf Coast Southbound Expansion Project and is preparing its FERC filing for the first quarter of 2019. The approximately $230 million project (KMI’s share: $115 million) will increase southbound capacity on NGPL’s Gulf Coast System to serve Corpus Christi Liquefaction. The project is supported by a long-term take-or-pay contract and is expected to be placed into service in mid-2021 pending appropriate regulatory approvals.

•
On Oct. 1, 2018, FERC issued an order approving the approximately $56 million Sierrita Gas Pipeline Expansion (KMI share: approximately $20 million). This expansion project will increase the pipeline’s capacity by approximately 323,000 Dth/d to 524,000 Dth/d and consists of a new 15,900 horsepower compressor station in Pima County, Arizona. This project is expected to be placed into service in the second quarter of 2020. KMI is a 35 percent owner and the operator of Sierrita Gas Pipeline.

•
In August 2018, Gulf LNG Liquefaction Company LLC, Gulf LNG Energy LLC and Gulf LNG Pipeline, LLC (GLNG) received from FERC a Notice of Schedule for Environmental Review. According to the schedule, the final Environmental Impact Statement (EIS) will be completed in April 2019 and the final decision for issuance of the FERC certificate will occur in July 2019. In September, GLNG filed a complaint against Eni USA to confirm the arbitration panel’s Final Award dated Jun. 29, 2018, and filed a separate complaint against Eni S.p.A, parent company of Eni USA, to enforce a Guarantee Agreement executed by Eni S.p.A. related to the contract at issue in the arbitration.

CO2

•
To meet strong demand for CO2 in the Permian Basin, two CO2 wells were successfully drilled and completed in the Cow Canyon development area of KMI’s McElmo Dome. The approximately $15 million investment beat expectations with the wells contributing over 50 MMcf/d of CO2, a 35 percent increase in production in this area of McElmo Dome.

•
The productive life of the SACROC field continues to be extended, as evidenced by its strong third quarter production, which was up 4 percent versus the same prior year period. This continued production is due to KMI’s on-going success in exploiting the transition zone.

•
Oil production at KMI’s Tall Cotton facility has increased by 38 percent year-to-date relative to the same period in 2017 following the completion of the second phase of its field project. Tall Cotton is the industry’s first greenfield Residual Oil Zone CO2 project, marking the first time CO2 has been used for enhanced oil recovery in a field without a main pay zone.

Terminals

•
Construction of all major facilities at the Base Line Terminal in Edmonton, Alberta, Canada, is materially complete, with the final tanks placed in service in the third and early fourth quarters of this year, slightly ahead of schedule. The 12-tank, 4.8 million barrel facility is fully contracted with long-term, firm take-or-pay agreements with creditworthy customers. The 50-50 joint venture crude oil merchant storage terminal developed by KML and Keyera Corp. is expected to be completed under budget, with Kinder Morgan investing approximately C$373 million.

•
Permitting efforts continue on the distillate storage expansion project at KML’s Vancouver Wharves terminal in North Vancouver, British Columbia. The C$43 million capital project, which calls for the construction of two new distillate tanks with combined storage capacity of 200,000 barrels and enhancements to the railcar unloading capabilities, is supported by a 20-year initial term, take-or-pay contract with an affiliate of a large, international integrated energy company. The project is expected to be placed in service in the first quarter of 2021.

•
In the third quarter of 2018, Greens Port CBR, LLC (GCBR), a 50-50 joint venture between affiliates of KMI and Watco Companies LLC (Watco), commissioned the first phase of enhancements to its unit-train facility at Watco’s Greens Port Industrial Park on the Houston Ship Channel, allowing for the loading of refined products for export to Mexico and other destinations. GCBR also loaded its first unit-train of refined products in mid-September. Upon completion in the second quarter of 2019, GCBR will connect with existing cross-channel lines to KMI’s best-in-class Pasadena and Galena Park refined products storage complex. GCBR’s approximately $11 million investment is supported by a three-year, firm volume commitment from a major refiner.

Products Pipelines

•
On Oct. 2, 2018, KMI launched a binding open season for the Roanoke Expansion project. This project will provide for approximately 21,000 barrels per day (bpd) of incremental refined petroleum products capacity on the Plantation Pipe Line System from the Baton Rouge, Louisiana and Collins, Mississippi origin points to the Roanoke, Virginia area. The expansion will primarily consist of additional pump capacity and operational storage on the Plantation system. Pending a successful open season and the receipt of regulatory approvals, the project will be in service by April 1, 2020.

•
KMI has determined that it will not proceed with its previously proposed Utica Marcellus Texas Pipeline (UMTP) natural gas liquids project, instead maintaining that segment of an existing TGP pipeline in natural gas service while developing an attractive project to reverse its flow. TGP is now actively pursuing commercial arrangements for natural gas service from Appalachia to the Gulf of Mexico on that segment of its pipeline.

Kinder Morgan, Inc. (NYSE: KMI) is one of the largest energy infrastructure companies in North America. We own an interest in or operate approximately 84,000 miles of pipelines and 152 terminals. Our pipelines transport natural gas, refined petroleum products, crude oil, condensate, CO2 and other products, and our terminals transload and store liquid commodities including petroleum products, ethanol and chemicals, and bulk products, including petroleum coke, metals and ores. For more information please visit www.kindermorgan.com.

Please join Kinder Morgan, Inc. at 4:30 p.m. Eastern Time on Wednesday, October 17, at www.kindermorgan.com for a LIVE webcast conference call on the company’s third quarter earnings.

Non-GAAP Financial Measures
The non-generally accepted accounting principles (non-GAAP) financial measures of distributable cash flow (DCF), both in the aggregate and per share, segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments (DD&A) and Certain Items (Segment EBDA before Certain Items), net income before interest expense, taxes, DD&A and Certain Items (Adjusted EBITDA), Adjusted Earnings and Adjusted Earnings per common share are presented herein.
Certain Items as used to calculate our Non-GAAP measures, are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact (for example, asset impairments), or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically (for example certain legal settlements, enactment of new tax legislation and casualty losses).
DCF is calculated by adjusting net income available to common stockholders before Certain Items for DD&A, total book and cash taxes, sustaining capital expenditures and other items. DCF is a significant performance measure useful to management and by external users of our financial statements in evaluating our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt and preferred stock dividends, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. We believe the GAAP measure most directly comparable to DCF is net income available to common stockholders. A reconciliation of net income available to common stockholders to DCF is provided herein. DCF per share is DCF divided by average outstanding shares, including restricted stock awards that participate in dividends.
Segment EBDA before Certain Items is used by management in its analysis of segment performance and management of our business. General and administrative expenses are generally not under the control of our segment operating managers, and therefore, are not included when we measure business segment operating performance. We believe Segment EBDA before Certain Items is a significant performance metric because it provides us and external users of our financial statements additional insight into the ability of our segments to generate segment cash earnings on an ongoing basis. We believe it is useful to investors because it is a measure that management uses to allocate resources to our segments and assess each segment’s performance. We believe the GAAP measure most directly comparable to Segment EBDA before Certain Items is segment earnings before DD&A and amortization of excess cost of equity investments (Segment EBDA). Segment EBDA before Certain Items is calculated by adjusting Segment EBDA for the Certain Items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables.
Adjusted EBITDA is calculated by adjusting net income before interest expense, taxes, and DD&A (EBITDA) for Certain Items, net income attributable to noncontrolling interests further adjusted for KML noncontrolling interests, and KMI’s share of certain equity investees’ DD&A (net of consolidating joint venture partners’ share of DD&A) and book taxes, which are specifically identified in the footnotes to the accompanying tables. Adjusted EBITDA is used by management and external users, in conjunction with our net debt, to evaluate certain leverage metrics. Therefore, we believe Adjusted EBITDA is useful to investors. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income.
Adjusted Earnings is net income available to common stockholders before Certain Items. Adjusted Earnings is used by certain external users of our financial statements to assess the earnings of our business excluding Certain Items as another reflection of the company’s ability to generate earnings. We believe the GAAP measure most directly comparable to Adjusted Earnings is net income available to common stockholders. Adjusted Earnings per share uses Adjusted Earnings and applies the same two-class method used in arriving at Basic Earnings Per Common Share.
Our non-GAAP measures described above should not be considered alternatives to GAAP net income or other GAAP measures and have important limitations as analytical tools. Our computations of DCF, Segment EBDA before Certain Items and Adjusted EBITDA may differ from similarly titled measures used by others. You should not consider these non-GAAP measures in isolation or as substitutes for an analysis of our results as reported under GAAP. DCF should not be used as an alternative to net cash provided by operating activities computed under GAAP. Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.

Important Information Relating to Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. Generally the words “expects,” “believes,” anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although KMI believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include the risks and uncertainties described in KMI’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year-ended December 31, 2017 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere) and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, KMI undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(800) 348-7320
(713) 420-6397	km_ir@kindermorgan.com
Newsroom@kindermorgan.com	www.kindermorgan.com

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Statements of Income (Unaudited) (In millions, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017		2018	2017

Revenues	$3,517	$3,281		$10,363	$10,073

Costs, expenses and other
Costs of sales	1,135	1,007		3,222	3,138
Operations and maintenance	646	609		1,882	1,698
Depreciation, depletion and amortization	569	562		1,710	1,697
General and administrative	154	168		491	509
Taxes, other than income taxes	86	102		259	297
(Gain) loss on divestitures and impairments, net	(588)	7		65	13
Other income, net	—	—		(2)	—
	2,002	2,455		7,627	7,352

Operating income	1,515	826		2,736	2,721

Other income (expense)
Earnings from equity investments	160	167		708	477
Loss on impairment of equity investment	—	—		(270)	—
Amortization of excess cost of equity investments	(21)	(15)		(77)	(45)
Interest, net	(473)	(459)		(1,456)	(1,387)
Other, net	20	28		90	71

Income before income taxes	1,201	547		1,731	1,837

Income tax expense	(196)	(160)		(314)	(622)

Net income	1,005	387		1,417	1,215

Net income attributable to noncontrolling interests	(273)	(14)		(302)	(26)

Net income attributable to Kinder Morgan, Inc.	732	373		1,115	1,189

Preferred stock dividends	(39)	(39)		(117)	(117)

Net income available to common stockholders	$693	$334		$998	$1,072

Class P Shares
Basic and diluted earnings per common share	$0.31	$0.15		$0.45	$0.48

Basic and diluted weighted average common shares outstanding	2,205	2,231		2,205	2,230

Declared dividend per common share	$0.20	$0.125		$0.60	$0.375

Adjusted earnings per common share (1)	$0.21	$0.15		$0.64	$0.45

Segment EBDA			% change			% change
Natural Gas Pipelines	$976	$884	10%	$2,425	$2,846	(15)%
CO2	205	197	4%	561	636	(12)%
Terminals	301	314	(4)%	870	925	(6)%
Products Pipelines	279	302	(8)%	857	913	(6)%
Kinder Morgan Canada	654	50	1,208%	746	136	449%
Total Segment EBDA	$2,415	$1,747	38%	$5,459	$5,456	—%

Note
(1)
Adjusted earnings per common share uses adjusted earnings and applies the same two-class method used in arriving at diluted earnings per common share. See the following page, Preliminary Earnings Contribution by Business Segment, for a reconciliation of net income available to common stockholders to adjusted earnings.

Kinder Morgan, Inc. and Subsidiaries Preliminary Earnings Contribution by Business Segment (Unaudited) (In millions, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	% change	2018	2017	% change
Segment EBDA before certain items (1)
Natural Gas Pipelines	$1,009	$928	9%	$3,092	$2,852	8%
CO2	233	217	7%	691	659	5%
Terminals	299	296	1%	903	897	1%
Products Pipelines	309	302	2%	917	879	4%
Kinder Morgan Canada	32	50	(36)%	124	136	(9)%
Subtotal	1,882	1,793	5%	5,727	5,423	6%

DD&A and amortization of excess investments	(590)	(577)		(1,787)	(1,742)
General and administrative and corporate charges (1) (2)	(143)	(159)		(467)	(482)
Interest, net (1)	(473)	(463)		(1,422)	(1,408)
Subtotal	676	594		2,051	1,791

Book taxes (1)	(151)	(213)		(463)	(646)
Certain items
Fair value amortization	7	8		27	42
Contract early termination (3)	—	(7)		(1)	19
Legal and environmental reserves	(16)	11		(53)	43
Change in fair market value of derivative contracts (4)	(47)	(32)		(190)	(27)
Gains (losses) on divestitures and impairments, net (5)	582	(7)		(208)	(13)
Hurricane damage recoveries, net	1	(9)		25	(9)
Refund and reserve adjustment of taxes, other than income taxes	12	—		51	—
Other	(6)	(11)		(7)	(9)
Noncontrolling interests' portion of certain items	(256)	—		(248)	(1)
Subtotal certain items before tax	277	(47)		(604)	45
Book tax certain items	(45)	53		149	24
Impact of 2017 Tax Cuts and Jobs Act	(8)	—		36	—
Total certain items	224	6		(419)	69

Net income attributable to noncontrolling interests before certain items (1)	(17)	(14)		(54)	(25)

Preferred stock dividends	(39)	(39)		(117)	(117)
Net income available to common stockholders	$693	$334		$998	$1,072

Net income available to common stockholders	$693	$334		$998	$1,072
Total certain items	(224)	(6)		419	(69)
Adjusted earnings	469	328		1,417	1,003
DD&A and amortization of excess investments (6)	682	661		2,056	2,018
Total book taxes (7)	169	241		512	725
Cash taxes (8)	(14)	(9)		(60)	(54)
Other items (9)	(19)	(10)		3	16
Sustaining capital expenditures (10)	(194)	(156)		(471)	(416)
DCF	$1,093	$1,055		$3,457	$3,292

Weighted average common shares outstanding for dividends (11)	2,218	2,241		2,217	2,240

DCF per common share	$0.49	$0.47		$1.56	$1.47
Declared dividend per common share	$0.20	$0.125		$0.60	$0.375

Adjusted EBITDA (12)	$1,857	$1,754	6%	$5,606	$5,302	6%

Notes ($ million)
(1)
Excludes certain items:
3Q 2018 - Natural Gas Pipelines $(33), CO2 $(28), Terminals $2, Products Pipelines $(30), Kinder Morgan Canada $622, general and administrative and corporate charges $(8), book tax $(45), noncontrolling interests $(256).
3Q 2017 - Natural Gas Pipelines $(44), CO2 $(20), Terminals $18, general and administrative and corporate charges $(5), interest expense $4, book tax $53.
YTD 2018 - Natural Gas Pipelines $(667), CO2 $(130), Terminals $(33), Products Pipelines $(60), Kinder Morgan Canada $622, general and administrative and corporate charges $(18), interest expense $(34), book tax $149, noncontrolling interests $(248).
YTD 2017 - Natural Gas Pipelines $(6), CO2 $(23), Terminals $28, Products Pipelines $34, general and administrative and corporate charges $(8), interest expense $21, book tax $24, noncontrolling interests $(1).

(2)
Includes corporate (benefit) charges:
3Q 2018 - $(3)
3Q 2017 - $4
YTD 2018 - $(6)
YTD 2017 - $7
General and administrative expense is also net of management fee revenues from an equity investee:
3Q 2017 - $(8)
YTD 2017 - $(26)

(3)	Comprised of earnings recognized related to the early termination of customer contracts, including earnings from the sale of a contract termination claim related to a customer bankruptcy.
(4)	Gains or losses are reflected in our DCF when realized.
(5)
3Q 2018 and YTD 2018 amounts include a $622 million gain on the sale of TMPL, TMEP, and related assets. YTD 2018 amount also includes (i) a $600 million non-cash impairment of certain gathering and processing assets in Oklahoma; (ii) a $60 million non-cash impairment of certain Terminal business segment assets; and (iii) a net loss of $89 million representing an impairment of our equity investment in Gulf LNG Holdings Group, LLC (Gulf LNG) due to a ruling by an arbitration panel affecting a customer contract.

(6)
Includes KMI's share of certain equity investees' DD&A, net of the noncontrolling interests' portion of KML DD&A and consolidating joint venture partners' share of DD&A:
3Q 2018 - $92
3Q 2017 - $84
YTD 2018 - $269
YTD 2017 - $276

(7)
Excludes book tax certain items. Also, includes KMI's share of taxable equity investees' book taxes, net of the noncontrolling interests' portion of KML book taxes:
3Q 2018 - $18
3Q 2017 - $28
YTD 2018 - $49
YTD 2017 - $79

(8)	Includes KMI's share of taxable equity investees' cash taxes: 3Q 2018 - $(12) 3Q 2017 - $(9) YTD 2018 - $(50) YTD 2017 - $(54)
(9)	Includes pension contributions and non-cash compensation associated with our restricted stock program.
(10)
Includes KMI's share of certain equity investees' sustaining capital expenditures (the same equity investees for which DD&A is added back):
3Q 2018 - $(37)
3Q 2017 - $(29)
YTD 2018 - $(77)
YTD 2017 - $(74)

(11)	Includes restricted stock awards that participate in common share dividends.
(12)	Net income is reconciled to Adjusted EBITDA as follows, with any difference due to rounding:

		Three Months Ended September 30,		Nine Months Ended September 30,
		2018	2017	2018	2017
	Net income	1,005	387	1,417	1,215
	Total certain items	(224)	(6)	419	(69)
	Net income attributable to noncontrolling interests (13)	(259)	(3)	(257)	(12)
	DD&A and amortization of excess investments (6) (14)	689	669	2,080	2,030
	Book taxes (7) (14)	173	244	525	730
	Interest, net (1)	473	463	1,422	1,408
	Adjusted EBITDA	$1,857	$1,754	$5,606	$5,302

(13)	Excludes KML noncontrolling interests before certain items: 3Q 2018 - $15 3Q 2017 - $11 YTD 2018 - $45 YTD 2017 - $14
(14)
Includes the noncontrolling interests' portion of KML before certain items:
3Q 2018 - DD&A $7; Book taxes $4
3Q 2017 - DD&A $9; Book taxes $3
YTD 2018 - DD&A $25; Book taxes $13
YTD 2017 - DD&A $12; Book taxes $5

Volume Highlights (historical pro forma for acquired and divested assets)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Natural Gas Pipelines
Transport Volumes (BBtu/d) (1)	32,867	28,879	32,234	28,796
Sales Volumes (BBtu/d) (2)	2,615	2,181	2,517	2,329
Gas Gathering Volumes (BBtu/d) (3)	3,025	2,516	2,877	2,629
Crude/Condensate Gathering Volumes (MBbl/d) (4)	313	271	302	268

CO2
Southwest Colorado Production - Gross (Bcf/d) (5)	1.20	1.23	1.20	1.29
Southwest Colorado Production - Net (Bcf/d) (5)	0.55	0.57	0.55	0.62
Sacroc Oil Production - Gross (MBbl/d) (6)	28.68	27.46	29.13	27.73
Sacroc Oil Production - Net (MBbl/d) (7)	23.89	22.87	24.26	23.09
Yates Oil Production - Gross (MBbl/d) (6)	16.54	17.08	16.86	17.45
Yates Oil Production - Net (MBbl/d) (7)	7.49	7.55	7.55	7.75
Katz, Goldsmith, and Tall Cotton Oil Production - Gross (MBbl/d) (6)	7.98	8.36	8.23	7.88
Katz, Goldsmith, and Tall Cotton Oil Production - Net (MBbl/d) (7)	6.83	7.09	7.01	6.67
NGL Sales Volumes (MBbl/d) (8)	10.44	9.64	10.22	9.88
Realized Weighted Average Oil Price per Bbl (9)	$57.96	$58.29	$58.59	$58.08
Realized Weighted Average NGL Price per Bbl	$36.46	$24.70	$33.30	$23.89

Terminals
Liquids Leasable Capacity (MMBbl)	89.9	85.6	89.9	85.6
Liquids Utilization %	91.8%	93.9%	91.8%	93.9%
Bulk Transload Tonnage (MMtons) (10)	16.3	15.5	47.6	44.4
Ethanol (MMBbl)	16.0	17.8	47.1	51.3

Products Pipelines
Pacific, Calnev, and CFPL (MBbl/d)
Gasoline (11)	849	844	825	813
Diesel	324	309	308	295
Jet Fuel	277	268	271	265
Sub-Total Refined Product Volumes - excl. Plantation	1,450	1,421	1,404	1,373
Plantation (MBbl/d) (12)
Gasoline	217	227	218	229
Diesel	61	55	62	52
Jet Fuel	35	30	31	32
Sub-Total Refined Product Volumes - Plantation	313	312	311	313
Total (MBbl/d)
Gasoline (11)	1,066	1,071	1,043	1,042
Diesel	385	364	370	347
Jet Fuel	312	298	302	297
Total Refined Product Volumes	1,763	1,733	1,715	1,686
NGLs (MBbl/d) (13)	117	108	118	112
Crude and Condensate (MBbl/d) (14)	327	289	335	323
Total Delivery Volumes (MBbl/d)	2,207	2,130	2,168	2,121
Ethanol (MBbl/d) (15)	132	121	127	116

Trans Mountain (MMBbl/d - mainline throughput) (16)	292	319	291	309

Notes
(1)
Includes Texas Intrastates, Copano South Texas, KMNTP, Monterrey, TransColorado, MEP, KMLA, FEP, TGP, EPNG, CIG, WIC, Cheyenne Plains, SNG, Elba Express, Ruby, Sierrita, NGPL, and Citrus pipeline volumes. Joint Venture throughput reported at KMI share.

(2)	Includes Texas Intrastates and KMNTP.
(3)
Includes Copano Oklahoma, Copano South Texas, Eagle Ford Gathering, Copano North Texas, Altamont, KinderHawk, Camino Real, Bighorn, Webb/Duval Gatherers, Fort Union, EagleHawk, Red Cedar, and Hiland Midstream throughput. Joint Venture throughput reported at KMI share.

(4)	Includes Hiland Midstream, EagleHawk, and Camino Real. Joint Venture throughput reported at KMI share.
(5)	Includes McElmo Dome and Doe Canyon sales volumes.
(6)	Represents 100% production from the field.
(7)	Represents KMI's net share of the production from the field.
(8)	Net to KMI.
(9)	Includes all KMI crude oil properties.
(10)	Includes KMI's share of Joint Venture tonnage.
(11)	Gasoline volumes include ethanol pipeline volumes.
(12)	Plantation reported at KMI share.
(13)	Includes Cochin, Utopia (KMI share), and Cypress (KMI share).
(14)	Includes KMCC, Double Eagle (KMI share), and Double H.
(15)	Total ethanol handled including pipeline volumes included in gasoline volumes above.
(16)	Throughput reported until date of sale, August 31, 2018.

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Balance Sheets (Unaudited) (In millions)

	September 30,	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$3,459	$264
Other current assets	2,307	2,451
Property, plant and equipment, net	37,795	40,155
Investments	7,432	7,298
Goodwill	21,965	22,162
Deferred charges and other assets	6,105	6,725
TOTAL ASSETS	$79,063	$79,055

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS' EQUITY

Liabilities
Short-term debt	$2,337	$2,828
Other current liabilities	3,152	3,353
Long-term debt	34,625	33,988
Preferred interest in general partner of KMP	100	100
Debt fair value adjustments	543	927
Other	2,407	2,735
Total liabilities	43,164	43,931

Redeemable Noncontrolling Interest	633	—

Shareholders' Equity
Other shareholders' equity	33,982	34,177
Accumulated other comprehensive loss	(495)	(541)
KMI equity	33,487	33,636
Noncontrolling interests	1,779	1,488
Total shareholders' equity	35,266	35,124
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS' EQUITY	$79,063	$79,055

Net Debt (1)	$33,410	$36,409
Adjusted Net Debt (2)	34,544	36,624
	Adjusted EBITDA Twelve Months Ended
	September 30,	December 31,
Reconciliation of Net Income to Adjusted EBITDA	2018	2017
Net income	$425	$223
Total certain items	1,933	1,445
Net income attributable to noncontrolling interests (3)	(258)	(12)
DD&A and amortization of excess investments (4)	2,755	2,704
Income tax expense before certain items (5)	762	967
Interest, net before certain items	1,885	1,871
Adjusted EBITDA	$7,502	$7,198

Net Debt to Adjusted EBITDA	4.5	5.1
Adjusted Net Debt to Adjusted EBITDA	4.6	5.1

Notes
(1)
Amounts exclude: (i) the preferred interest in general partner of KMP; (ii) debt fair value adjustments; and (iii) the foreign exchange impact on our Euro denominated debt of $93 million and $143 million as of September 30, 2018 and December 31, 2017, respectively, as we have entered into swaps to convert that debt to U.S.$.

(2)
Amounts include 50% of KML preferred shares, which is included in noncontrolling interests, of $215 million as of both September 30, 2018 and December 31, 2017. Also, the cash component as of September 30, 2018 has been reduced by $919 million, representing the portion of cash KML intends to distribute to KML restricted voting shareholders early in 2019 as a return of capital subject to KML shareholder approval.

(3)	2018 and 2017 amounts exclude KML noncontrolling interests before certain items of $58 million and $27 million, respectively.
(4)	2018 and 2017 amounts include KMI's share of certain equity investees' DD&A of $388 million and $382 million, respectively.
(5)	2018 and 2017 amounts include KMI's share of taxable equity investees' book taxes before certain items of $93 million and $114 million, respectively.